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                                                                    Exhibit 8(d)
                              THE BENCHMARK FUNDS

                   ADDENDUM NO. 4 TO THE CUSTODIAN AGREEMENT
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     This Addendum No. 4, dated as of the 22nd day of April, 1997, is entered into between THE BENCHMARK FUNDS (the "Trust"), a Massachusetts business trust, and THE NORTHERN TRUST COMPANY, an Illinois state bank ("Northern").

     WHEREAS, the Trust and Northern have entered into a Custodian Agreement dated June 8, 1992, as amended by Addendum No. 1 dated January 8, 1993, Addendum No. 2 dated July 1, 1993 and Addendum No. 3 dated October 8, 1996 pursuant to which the Trust has appointed Northern to act as custodian to the Trust for its Diversified Assets Portfolio, Government Portfolio, Government Select Portfolio, Tax-Exempt Portfolio, Short Duration Portfolio, Equity Index Portfolio, Small Company Index Portfolio, Diversified Growth Portfolio, Focused Growth Portfolio, U.S. Treasury Index Portfolio, U.S. Government Securities Portfolio, Short-Intermediate Bond Portfolio, Bond Portfolio and Balanced Portfolio (collectively, the "Portfolios"); and

     WHEREAS, the Trust is establishing the Intermediate Bond Portfolio (the "Portfolio"), and it desires to retain Northern to act as the custodian therefor, and Northern is willing to so act; and

     WHEREAS, the parties hereto desire to enter into this Addendum No. 4 to modify and restate in its entirety paragraph 3 of Addendum No. 2 and to make certain other changes in such agreement;

     NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.   Appointment.  The Trust hereby appoints Northern custodian to the
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          Trust for the Portfolio for the period and on the terms set forth in the Custodian Agreement. Northern hereby accepts such appointment and agrees to render the services set forth in the Custodian Agreement for the compensation therein provided.

     2. Paragraph 2 of Addendum No. 2 to the aforesaid Custodian Agreement is modified and restated in its entirety as follows:

            Segregated Accounts.
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               (a) Northern shall upon receipt of Proper Instructions establish and maintain a segregated account or accounts on its records for and on behalf of each Portfolio of the Trust, into which account or accounts may be transferred cash and/or securities,

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          including securities in the Book-Entry System (i) for the purposes of compliance by the Trust with the procedures required by a securities or option exchange, providing such procedures comply with the Investment Company Act of 1940 and Release No. 10666 or any subsequent release or releases of the Securities and Exchange Commission ("SEC") relating to the maintenance of segregated accounts by registered investment companies, and (ii) for other proper corporate purposes, but only, in the case of clause (ii), upon receipt of Proper Instructions.

               (b) Northern may enter into separate procedural, safekeeping or other agreements with various futures commission merchant ("FCMs") and banks that are unaffiliated with the Trust (each a "Safekeeping Arrangement"), pursuant to which the banks will act as the Trust's custodian with respect to the Trust's margin deposits in transactions involving futures contracts and options on futures contracts. Such margin deposits will be held in segregated accounts (each an "FCM Account") subject to the disposition by the FCM involved in accordance with the customer contract between FCM and the Trust ("FCM Contract"), SEC rules governing such segregated accounts, CFTC rules and the rules of the applicable commodities exchange. Transfers of initial and variation margin and premiums shall be made from the Trust's custodial accounts under the Custodian Agreement upon Proper Instructions.

     3.   Capitalized Terms.  From and after the date hereof, the term
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          "Portfolios" as used in the Custodian Agreement shall be deemed to include the Diversified Assets Portfolio, Government Portfolio, Government Select Portfolio, Tax-Exempt Portfolio, Short Duration Portfolio, Equity Index Portfolio, Small Company Index Portfolio, Diversified Growth Portfolio, Focused Growth Portfolio, U.S. Treasury Index Portfolio, U.S. Government Securities Portfolio, Short-Intermediate Bond Portfolio, Balanced Portfolio and Intermediate Bond Portfolio. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Custodian Agreement.

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     4.   Miscellaneous.  Except to the extent supplemented hereby, the
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          Custodian Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                                    THE BENCHMARK FUNDS


Attest: ______________              By: _________________________
                                    Name:
                                    Title:



                                    THE NORTHERN TRUST COMPANY


Attest: ______________              By: _________________________
                                    Name:
                                    Title:

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